Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Kineta, Inc. on Form S-3 (File No. 333-269340 and 333-252695) and on Form S-8 (File No. 333-268969, 333-256853, 333-252692, 333-252691, 333-237181, 333-230155, 333-223664, 333-218544 and 333-210521) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Kineta, Inc. as of December 31, 2022 and 2021 and for each of the two years ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Kineta, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2023